Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1974 Employees’ Stock Purchase Plan of Sysco Corporation of our reports dated August 31, 2010, with respect to the consolidated financial statements of Sysco Corporation and the effectiveness of internal control over financial reporting of Sysco Corporation included in its Annual Report (Form 10-K) for the year ended July 3, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
November 17, 2010